EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Michael W. Rogers	William B. Boni
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS, INC. ANNOUNCES

THIRD QUARTER FISCAL 2004 RESULTS

Preparations Completed for August Launch of SANCTURA™

Investor Conference Call Planned for August 16, 2004, 10:00 A.M. Eastern Time

LEXINGTON, MA, August 16, 2004 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced the consolidated results of its operations for the three and nine-month periods ended June 30, 2004.

The Company reported a net loss of $18,618,000 or $0.39 per share diluted, for the three-month period ended June 30, 2004, compared with a net loss of $12,050,000, or $0.26 per share diluted, for the three-month period ended June 30, 2003. For the nine-month period ended June 30, 2004, the Company reported a net loss of $42,012,000, or $0.89 per share diluted, versus a net loss of $20,447,000, or $0.44 per share diluted, for the nine-month period ended June 30, 2003.

At June 30, 2004, the Company had cash, cash equivalents and marketable securities of approximately $192,567,000. This amount includes $150,000,000 received during the three-month period ended June 30, 2004 related to the Company’s co-promotion and licensing agreement with PLIVA d.d. through its specialty branded subsidiary, Odyssey Pharmaceuticals Inc., for the U.S. commercialization of SANCTURA™ (trospium chloride).

The Company will hold an investor conference call today, August 16, 2004, beginning at 10:00 A.M. eastern time. Details follow below.

“Two seminal events for the Company transpired during the third fiscal quarter,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “These included the approval of SANCTURA by the U.S. Food and Drug Administration (FDA) received on May 28, 2004 and the co-promotion and licensing agreement announced on April 7, 2004 between Indevus and PLIVA.

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“We are delighted to have received FDA approval for SANCTURA following a timely and efficient clinical development and regulatory review process,” said Dr. Cooper. “We expect to launch SANCTURA later this month and are preparing to implement a strategic marketing and sales effort during a time of increasing awareness among the public and the medical community of the prevalence and consequences of overactive bladder.

“The pre-launch period has been extremely active,” said Dr. Cooper. “We have completed the hiring and training of 280 sales representatives with large pharmaceutical company backgrounds and urology experience, and we have built the infrastructure required to support their efforts. Launch quantities of SANCTURA have been received, packaging is complete and nationwide distribution of the drug has been initiated. Negotiations are well underway with managed care organizations and state Medicaid offices, a number of initiatives have been implemented to ensure coverage of SANCTURA on these formularies, and we recently announced a pricing structure for SANCTURA designed to maximize its market penetration.

“We are also continuing to expand awareness of SANCTURA among key professional audiences,” said Dr. Cooper. “All of the elements in the branding campaign for the drug have been finalized, and a professional print advertising campaign is underway. New data on the drug is being presented at professional medical meetings. We believe our efforts in this area have been effective, resulting in a high degree of awareness about the drug and its attributes among such audiences.

“Earlier in the quarter, we entered into a co-promotion and licensing agreement with PLIVA d.d. through its specialty branded subsidiary, Odyssey Pharmaceuticals, Inc., for the U.S. commercialization of SANCTURA,” said Dr. Cooper. “During the quarter, we received $30 million upon signing of this agreement and $120 million upon the approval of SANCTURA by the FDA. We could receive up to $65 million in future milestone payments under this agreement, and we will also receive royalties from PLIVA based on net sales of SANCTURA.

“Our agreement with PLIVA reflects a mutual recognition of the potential of SANCTURA,” said Dr. Cooper. “The significant financial commitment of PLIVA under this partnership reflects their analysis of the prospects for SANCTURA and their strong focus on its market success. We highly value PLIVA’s considerable expertise in urology, a critical factor in positioning the product in the U.S. overactive bladder market, and we recognize the importance of SANCTURA in PLIVA’s plans to move forward with its expansion in the U.S.

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“For Indevus, the agreement has been a transformational event, as it has allowed us to establish a specialty sales force that represents the foundation for both near and longer term generation of product revenue,” said Dr. Cooper. “Importantly, the integrated sales and marketing function provided for in the agreement will enhance our ability to acquire additional late-stage or marketed products and help advance our goal of becoming the partner of choice for companies seeking the complete range of clinical development, regulatory and commercialization capabilities.

“During the quarter, we also completed a Phase I clinical trial with aminocandin, our product under development as a treatment for systemic fungal infections, that showed the compound was well tolerated among healthy volunteers and demonstrated a prolonged duration of anti-fungal activity following single-dose therapy,” said Dr. Cooper. “We plan to build upon these results and initiate a multiple dose Phase I trial this year to optimize the dosing level and regimen for advanced stage clinical testing.

“The exciting results from this initial human study with intravenously administered aminocandin suggest that the compound might have a differentiated infusion-related safety profile compared to other echinocandins and that the compound might be amenable to a longer dosing regimen than other echinocandins. Intravenous aminocandin clearly has the potential to be one of the most important compounds within the Indevus portfolio. Furthermore, early-stage work continues on a development program to enhance the oral bioavailability of aminocandin for a possible future oral delivery formulation.

“In July, the Company’s board of directors authorized the repurchase from time to time of up to 2,500,000 shares of our common stock in open market transactions,” said Dr. Cooper. “To date, the Company has repurchased 1,166,000 shares. We continue to believe that our current valuation does not reflect the achievements and prospects of the Company, particularly in light of recent positive developments related to SANCTURA, its imminent launch and the strength of our product pipeline. The use of funds for the repurchase program is not expected to affect our plans to invest aggressively in our internal pipeline and to seek in-licensing and product acquisition opportunities.”

The Company had total consolidated revenues of $2,806,000 and $4,609,000 for the three and nine-month periods ended June 30, 2004, compared to consolidated revenues of $714,000 and $4,407,000 for the three and nine-months ended June 30, 2003. Contract and license fees in the three and nine-month periods ended June 30, 2004 include $2,321,000 of revenue related to the PLIVA agreement, including $1,470,000 of amortized deferred revenue from the payments received from PLIVA during the quarter. The deferred revenue will be amortized over the expected term of the agreement. Royalty revenue in both fiscal 2004 and 2003 includes royalties

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received from Eli Lilly and Company for sales of Sarafem™. The nine-month period ended June 30, 2003 includes $2,184,000 of accelerated one-time Sarafem sales milestones.

The Company’s consolidated expenses for the three-month period ended June 30, 2004 were $20,447,000, compared to consolidated expenses of $12,863,000 for the three-month period ended June 30, 2003. For the nine-month period ended June 30, 2004, consolidated expenses were $43,465,000, compared to $25,303,000 for the nine-month period ended June 30, 2003. Increased marketing, general and administrative expenses during the fiscal year 2004 periods over the fiscal year 2003 periods relate primarily to pre-commercialization activities, including the build-up of the sales force and infrastructure required to launch SANCTURA. These expenses are expected to increase in the next fiscal quarter.

SANCTURA is indicated for the treatment of overactive bladder with symptoms of urge urinary incontinence, urgency and urinary frequency. The most commonly reported side effects in Phase III U.S. clinical trials were dry mouth (20.1 percent for SANCTURA vs. 5.8 percent for placebo) and constipation (9.6 percent for SANCTURA vs. 4.6 percent for placebo). Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

Investor Conference Call

Indevus will host an investor conference call today, August 16, 2004, at 10:00 a.m. eastern time. To access the live call, please dial (800) 616-0218 from the U.S. and Canada, and (706) 634-2189 from international locations. An archived recording of the call will be available beginning two hours after its completion and lasting through August 23, 2004. To access the archived call, please dial (800) 642-1687 from the U.S. and Canada and (706) 645-9291 from international locations. For archived calls, enter the conference ID number, 9184726.

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the development and commercialization of a diversified portfolio of pharmaceutical product candidates, including multiple compounds in development: SANCTURA, pagoclone for panic and generalized anxiety disorders, IP 751 for pain and inflammatory disorders, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens and aminocandin for systemic fungal infections.

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Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the development of our other products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

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INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended June 30, 2004 and 2003

(Amounts in thousands except per share data)

(Unaudited)

	For the three months ended June 30,		For the nine months ended June 30,
	2004	2003	2004	2003
Total revenues	$2,806	$714	$4,609	$4,407

Costs and expenses:
Royalty expense	98	157	459	904
Research and development	5,777	8,730	18,636	15,806
Marketing, general and administrative	14,572	3,976	24,370	8,593

Total costs and expenses	20,447	12,863	43,465	25,303

Loss from operations	(17,641)	(12,149)	(38,856)	(20,896)

Investment income	315	99	717	449
Interest expense	(1,293)	—	(3,878)	—
Minority interest	1	—	5	—

Net loss	$(18,618)	$(12,050)	$(42,012)	$(20,447)

Net loss per common share:
Basic and diluted	$(0.39)	$(0.26)	$(0.89)	$(0.44)

Weighted average common shares:
Basic and diluted	47,729	46,890	47,445	46,882

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2004	September 30, 2003
Cash, cash equivalents and marketable securities	$192,567	$84,087
Other assets	12,393	5,984

Total assets	$204,960	$90,071

Convertible notes	72,000	72,000
Deferred revenue	148,530	—
Other liabilities	18,317	11,830

Capital	308,816	306,932
Accumulated deficit	(342,703)	(300,691)

Total stockholders’ equity (deficit)	(33,887)	6,241

Total liabilities and stockholders’ equity (deficit)	$204,960	$90,071